Exhibit 8.2

December 16, 2025

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Ladies and Gentlemen:

We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger, dated October 27, 2025 (the “Agreement”), by and between Park National Corporation, an Ohio corporation (“Acquiror”), and First Citizens Bancshares, Inc., a Tennessee corporation (the “Company”), relating to the merger of the Company with and into the Acquiror (the “Merger”). Unless otherwise indicated, any capitalized term used but not defined herein will have the meaning ascribed to it in the Agreement or the Registration Statement (as defined below).

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Registration Statement on Form S-4 (and the Proxy Statement/Prospectus contained therein) filed by the Acquiror with the U.S. Securities and Exchange Commission (the “Registration Statement”) and the officers’ certificates and representation letter provided by the Company as of the date hereof (the “Certificates”). In rendering this opinion, we are assuming, with your consent, that the facts and information contained in the Registration Statement are true, correct, and complete, and that the representations made by the Acquiror and the Company in the Agreement and in the Certificates are true, correct, and complete as of the date hereof, without regard to any qualification as to knowledge or belief, and will continue to be true, correct, and complete, without regard to any qualification as to knowledge or belief, through the Effective Time. We are relying on each of those representations. In addition, with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such documents.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to different interpretations and change at any time (possibly with retroactive effect).

On the basis of and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Additionally, we have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

This opinion is limited to the tax matters specifically covered herein. We express no opinion as to United States federal income tax consequences other than as set forth above or as to any state, local, or foreign tax consequences. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. Furthermore, this opinion is expressed as of the date hereof and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

We are furnishing this opinion to you solely in connection with Section 7.3(c) of the Agreement. No other person or entity may rely on this opinion without our prior written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ HUSCH BLACKWELL LLP